_________________________

ASSET PURCHASE AGREEMENT
_________________________

DATED AS OF FEBRUARY 11, 2011

BY AND AMONG

BLACK CREEK SHIPPING COMPANY, INC.
(“Purchaser”)
and
BLACK CREEK SHIPPING HOLDING COMPANY, INC.
(“Purchaser Parent”)

AND

RESERVE HOLDINGS, LLC
and
BUCKEYE HOLDINGS, LLC
(collectively, the “Sellers”)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made this 11th day of February, 2011, by and among BLACK CREEK SHIPPING COMPANY, INC., a Delaware corporation (“Purchaser”), BLACK CREEK SHIPPING HOLDING COMPANY, INC., a Delaware corporation (“Purchaser Parent”), RESERVE HOLDINGS, LLC, a Wisconsin limited liability company (“Reserve”), and BUCKEYE HOLDINGS, LLC, a Wisconsin limited liability company (“Buckeye”).  Reserve and Buckeye are sometimes hereafter referred to individually as a “Seller” and collectively as the “Sellers”.

BACKGROUND

A.           Sellers are the owners of the barges “James L. Kuber” (O.N. 265360) and “Lewis J. Kuber” (O.N. 264391) and the tugs “Victory” (O.N. 637185) and “Olive L. Moore” (O.N. 227740) (each a "Vessel" and together the "Vessels").

B.           Sellers desire to sell the Vessels, including the right to use the current names of the Vessels, together with all spare parts, equipment, fuel, bunkers and lube inventories relating to the Vessels (the Vessels together with such other assets, the "Assets"), and Purchaser desires to purchase such Assets from Sellers on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1           Agreement to Sell.  At the Closing (as defined in Article II), Sellers shall sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Sellers in and to the Assets, free and clear of all mortgages, pledges, security interests, charges and claims.

1.2           Agreement to Purchase.  Upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Sellers contained herein, Purchaser shall, at Closing, purchase the Assets from Sellers in exchange for the Purchase Price (as defined in Section 1.4).

1.3           Sale of Designated Assets Only.  Sellers shall sell, and Purchaser shall purchase, only those assets specifically included in the definition of "Assets," and no other assets of Sellers shall be sold to Purchaser pursuant to this Agreement.

1.4           Purchase Price, Payment, Allocation.

1.4.1           Purchase Price.  The Purchase Price (the “Purchase Price”) for the Assets shall consist of the following: (i) cash in the amount of Thirty-Five Million Five Hundred Thousand Dollars ($35,500,000), payable as provided in Section 1.4.2(a) below, (ii) One Million Five Hundred Thousand Dollars ($1,500,000) by the issuance to Sellers of a promissory note of Purchaser Parent in the form attached as Exhibit A hereto (the “Note”), (iii) cash in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000) payable as provided in Section 1.4.2(b) below (such payments, the “Deferred Payments”) and (iv) 1,305,963 shares of common stock, par value $.0001 per share, of Rand Logistics, Inc. (“Rand”), which equals the number of shares determined by dividing $6,500,000 by the volume weighted average selling price of such common stock on the NASDAQ Capital Market for the 20 trading days ending the trading day immediately preceding the Closing Date (such number of shares, the “Stock Consideration”).  The Purchase Price shall be allocated among the Assets in accordance with Internal Revenue Code § 1060 and the Treasury Regulations thereunder as described on Schedule 1.4.1 attached hereto, and Purchaser and Sellers shall report, act and file all appropriate tax forms, including Internal Revenue Service Form 8594, in all respects and for all purposes consistent with such allocation.  Neither Purchaser nor Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

1.4.2           Payment of Cash Purchase Price.

(a)           The Purchase Price payable pursuant to 1.4.1(i) above shall be paid as follows:

(i)  At the Closing, Purchaser shall wire transfer to Sellers in accordance with its direction the amount of  $9,503,368.17; and

(ii) At the Closing, for the account of Sellers, Purchaser shall wire transfer to GE Capital in accordance with the terms of the pay-off letters from such entity with respect to indebtedness encumbering any of the Assets, an amount equal to $25,996,631.83.

(b)           The Deferred Payments shall consist of 72 monthly payments of Fifty Thousand Dollars ($50,000) each to be made by wire transfer by Purchaser Parent to Sellers commencing April 15, 2011 and continuing on the same day of each of the following 71 months.  Notwithstanding the foregoing, upon a sale of the Assets or stock of Purchaser or Purchaser Parent (in each case other than to an affiliate of Rand), all remaining Deferred Payments shall be accelerated and paid by Purchaser Parent upon the closing of such sale.  Payment of the Deferred Payments is subject to Section 7.18 below.

1.5           Assumed Liabilities.  Except as expressly set forth herein, neither Purchaser nor any of its affiliates shall assume, by successorship or otherwise, any liabilities or obligations of Sellers.

ARTICLE II.
CLOSING

The Closing (the “Closing”) of the sale and purchase of the Assets shall take place at Nicolet National Bank, 111 N. Washington Street, Green Bay, Wisconsin, 54301, at 10:00 a.m., local time, on the third business day after all of the conditions to Closing set forth in Article IV have been satisfied or waived by the party entitled to waive the same, or at such place on such other date as may be mutually agreed upon in writing by Purchaser and Seller, but in no event later than February 14, 2011.  The date of the Closing is sometimes herein referred to as the “Closing Date”.  On the Closing Date and at the time of transfer of title to the Vessels, the Vessels will be docked at Marinette, Wisconsin.  Purchaser shall pay the reasonable out of pocket costs to move the Vessels, on or prior to the Closing Date, from Menominee, Michigan to Marinette, Wisconsin, and pay the related docking charges, in accordance with the Protocol of Delivery and Acceptance referred to in Section 4.1.7.   Sellers agree that on the Closing Date the vessels will be crewed only with non-unionized personnel.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Sellers.  Sellers, jointly and severally, hereby represent and warrant to Purchaser that, except as set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”), which Disclosure Schedule shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

3.1.1           Legal Existence and Organization; Citizenship and Coastwise Endorsements.  Each Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of Wisconsin; is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the conduct of the business require it to be so qualified.  Each Seller is a citizen of the United States as defined in 46 U.S.C. 50501 and the Vessels are duly and currently documented by the United States Coast Guard with coastwise trade endorsements under 46 U.S.C. 12112 and are entitled to operate in the United States coastwise trade.

3.1.2           Legal Power; Authorization; Enforceable Obligations.  Each Seller has the legal power, authority and legal right to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be delivered by such Seller in accordance with the provisions hereof (collectively, the “Seller’s Documents”).  The execution, delivery and performance of the Seller’s Documents by each Seller have been duly authorized by all necessary legal action.  This Agreement has been, and the other Seller’s Documents will be, duly executed and delivered on behalf of each Seller; and this Agreement constitutes, and the Seller’s Documents, when executed and delivered, will constitute, the legal, valid and binding obligations of each Seller enforceable against it in accordance with their respective terms.

3.1.3           Validity of Contemplated Transactions, Etc.  Except as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement by Sellers does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which such party or the Vessels are subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to such party or the Vessels, (c) Sellers’ organizational documents, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, or other instrument, document or understanding, oral or written, to which Sellers are a party, by which Sellers may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of such parties thereunder.  No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of the Seller’s Documents by either Seller.  There are no actions or claims pending or threatened against Sellers or their affiliates that questions the validity of this Agreement or any action taken or to be taken hereunder or which seek to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby.

3.1.4            No Third Party Options.  There are no existing (written or oral) agreements, options, commitments or rights with, of or to any person to acquire any of Sellers’ Assets, properties or rights included in the Assets or any interest therein.

3.1.5           Tax and Other Returns and Reports.  All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Sellers (the “Tax Returns”) with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, fuel and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the “Taxes”) have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Sellers for Taxes for the periods, property or events covered thereby.  All Taxes, including without limitation those which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Sellers, have been properly accrued or paid.  Sellers have not received any notice of assessment or proposed assessment in connection with any Tax Returns and, to the knowledge of Sellers, there are no pending tax examinations or audits of or tax claims asserted against Sellers or any of their assets or properties.  Sellers have not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.  There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Sellers.  Sellers have no knowledge of any basis for any additional assessment of any Taxes.  Sellers have made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Sellers.

3.1.6           Title to Properties, etc.  Sellers have title to the Vessels and at the Closing Purchaser will acquire, good, valid and marketable title to all of the Assets free and clear of any lien, pledge, claim, charge, security interest, mortgage, charter, lease, option, right of first refusal, right of occupation or right to possession by a third person.  Each Vessel is equipped with machinery, engines, instruments, bunker fuel, stores, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, spare parts and all other appurtenances necessary for the operation of such Vessel in the ordinary course of business consistent with past practices.  All permits (including without limitation coastwise licenses, permits, certificates, registrations, approvals or other authorizations) necessary to operate the Vessels as currently operated are valid and current.  Each of the Vessels is in class free of outstanding recommendations affecting class, with all valid class certificates.

3.1.7           Condition of Assets.  Sellers make no representations or warranties, whether express or implied, regarding the operating physical condition or repair of the Assets other that the Vessels are in the same condition as when inspected by Purchaser, ordinary wear and tear excepted, and Purchaser hereby acknowledges and agrees that the Assets are being purchased in “as is, where is” condition in the same "as is, where is" condition as when inspected by Purchaser, ordinary wear and tear excepted.

3.1.8           Labor Matters.  Neither Sellers nor any of their affiliates are a party to or bound by any collective bargaining or similar agreement with any labor organization which affects employment or work for hire, work rules or practices on, or Seller's ability to sell, lease or transfer, the Vessels.  Neither Sellers nor any of their affiliates have received written notice of any grievance arising out of any collective bargaining agreement or other grievance procedure against it which could affect employment or work for hire on, or Seller's ability to sell, lease or transfer, the Vessels.

3.1.9           Compliance with Laws; Permits.  Sellers operates the Vessels in material compliance with all laws and orders applicable to operation of the Vessels in the manner in which they have been operated by Sellers.  Neither Sellers nor their affiliates have received notification or other communication from any governmental authority or other person asserting that the Vessels are not operated  in compliance with any law or order, and to Sellers’ knowledge no facts relating to Sellers and/or the Vessels exist which could reasonably give rise to any claim that any such violation exists.  Sellers are in possession and material compliance with, all permits required for the lawful operation of the Vessels.

3.1.10           Employee Plans.

(a)           For purposes of this Agreement, (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (ii) “Employee Plan” individually or “Employee Plans” collectively means (1) all "employee benefit plans," as defined in Section 3(3) of ERISA, with respect to which Sellers or any ERISA Affiliate sponsors, maintains, makes or has obligation to make contributions thereto, or otherwise has any liability which in any case is either (1) a “multiemployer plan” as defined in Section 3(37) or 4001 of ERISA (a “Multiemployer Plan”), or (2) subject to Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), Section 302 of ERISA or Title IV of ERISA  (all of the above being hereinafter individually or collectively referred to as "Employee Plan" or "Employee Plans," respectively); and (iii) “ERISA Affiliate” means any other person or entity who, together with Seller, constitutes or has constituted a single employer as described in Code Section 414(t).

(b)           Each Employee Plan which is not a Multiemployer Plan (a “Title IV Plan”) has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws (including, without limitation, ERISA and the Code, in each case in all material respects.  With respect to each Employee Plan, all required payments, premiums, contributions, distributions or reimbursements required to have been made by Sellers or any ERISA Affiliate for all periods ending prior to or as of the Closing have been made.

(c)           The transactions contemplated by this Agreement are not transactions to evade or avoid liability (as described in Section 4069(a) or 4212(c) of ERISA).

(d)           Each Title IV Plan satisfies its “minimum funding standard” as such term is defined in Section 302 of ERISA or Section 412.  No event has occurred which has or could result in the imposition of a lien under Section 303(k) of ERISA or 430(k) of the Code, nor has any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) (except for payment of premiums) been incurred with respect to any Title IV Plan.  No reportable event within the meaning of Section 4043 of ERISA occurred with respect to any Title IV Plan.  The transactions contemplated by this Agreement will not result in a reportable event within the meaning of Section 4043 of ERISA with respect to any Title IV Plan. No person or entity has not threatened or taken steps to institute the termination of any Title IV Plan.

(e)           All contributions have been made on a timely basis to any Multiemployer Plan that are required to be made by Sellers or any ERISA Affiliate under the terms of any such plan or of any collective bargaining agreement or by applicable Law; neither Sellers nor any ERISA Affiliate has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any Multiemployer or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any Multiemployer Plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any Multiemployer Plan by Sellers or any ERISA Affiliate, and neither of the Sellers nor any ERISA Affiliate has received any notice that any Multiemployer Plan is in reorganization or termination, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 or Section 431 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

3.1.11           Investment Representation.

(a)           Each Seller is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended.

(b)           Each Seller has such knowledge and experience in financial, tax and business matters and, in particular, investments in securities (including significant prior experience in investments in restricted securities) so as to enable each Seller to evaluate the merits and risks of the Stock Consideration and to make an informed decision with respect thereto.

(c)           Each Seller represents that the Stock Consideration is being acquired for each Seller’s own account, for investment and not with a view to resale or distribution to others in whole or in part.   Each Seller has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of the Stock Consideration; and each Seller has no plans to enter into any such agreement or arrangement.

(d)           Each Seller is aware that the Stock Consideration constitutes “restricted securities” as that term is defined in Rule 144 of the general rules and regulations under the Act.  Each Seller must bear the substantial economic risks of the Stock Consideration indefinitely because none of the shares included in the Stock Consideration may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Act and applicable state securities laws or an exemption from such registration is available.  Each Seller has adequate means of providing for its current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Stock Consideration for an indefinite period of time.

(e)           Each Seller understands that any and all certificates representing the Stock Consideration and any and all securities issued in replacement thereof or in exchange therefor shall bear the following legend or one substantially similar thereto, which each Seller has read and understands:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.”

(f)           In addition, the certificates representing the Stock Consideration, and any and all securities issued in replacement thereof or in exchange therefor, shall bear such legend as may be required by the securities laws of the jurisdiction in which each Seller resides and such other legends as may be customarily included on Rand stock certificates.

3.1.12           Vessel Transportation Agreements.  The Disclosure Schedule sets forth a true and correct list of each vessel transportation agreement, contract of affreightment or similar agreement, written or oral,  pursuant to which Sellers or any of their affiliates provides freight transportation services to third parties (each such agreement a “VTA”).  Each VTA is in full force and effect and, to Sellers’ knowledge, no default thereunder, or set of facts and circumstances which is reasonably likely to result in a default thereunder, exists.  Sellers have delivered to Purchaser true, complete and correct copies of all VTAs.

3.1.13           Winter Work. Sellers have delivered to Purchaser true, complete and correct lists of all amounts paid by KK Integrated Logistics, Inc. (“KKIL”) and KK Integrated Shipping, Inc. (“KKIS”) prior to Closing for winter work performed on the Vessels.  At Closing, Purchaser agrees to reimburse KKIL the amount of $70,225.52 for amounts paid or work performed by KKIL prior to Closing and to reimburse KKIS the amount of $230,652.44 for amounts paid or work performed by KKIL prior to Closing.  Purchaser also agrees to pay for all additional winter work authorized by Purchaser after Closing and to pay invoices delivered after Closing for work performed prior to Closing, provided such work had been discussed between Purchaser and Seller prior to Closing.

3.2           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Sellers as follows:

3.2.1           Existence.  Each of Purchaser and Rand is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.2           Power and Authorization.  Purchaser has the legal power, authority and legal right to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary legal action.  This Agreement has been duly executed and delivered by duly authorized officers of Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

3.2.3           Validity of Contemplated Transactions, Etc.  The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser or Rand is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser or Rand, (c) the charter documents of Purchaser or Rand or any securities issued by Purchaser or Rand, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser may have rights or give any party with right thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Purchaser thereunder.  No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Purchaser.

3.2.4           Rand Common Stock.  The shares of the Rand common stock issued to Sellers comprising the Stock Consideration will, when issued, be duly and validly authorized, issued and delivered and fully paid and non-assessable, free and clear of all liens (except for restrictions on transfer imposed by applicable securities laws or as otherwise provided in Rand’s Certificate of Incorporation).

3.2.6           Rand SEC Documents.  Rand has filed all reports, schedules, forms, certifications, statements and other documents required to be filed by Rand with the SEC since December 31, 2008 (the “Rand SEC Documents”).  All Rand SEC Documents are available from the SEC on the EDGAR System.  As of its respective date, except to the extent that any Rand SEC Document has been revised, updated or superseded by a later filed Rand SEC Document, each Rand SEC Document complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Rand SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Rand included in the Rand SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Rand as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).  The principal executive officer of Rand and the principal financial officer of Rand have made all certifications required by the Sarbanes-Oxley Act with respect to the Rand SEC Documents.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  As used in this Section, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.2.7           NASDAQ Capital Market Listing.  The shares of Rand common stock currently trade on the NASDAQ Capital Market.

3.2.9           Rand Form S-3 Eligibility.  Rand meets the eligibility requirements for use of Securities Act Form S-3 in accordance with the General Instructions thereto in connection with the registration of the Stock Consideration.

ARTICLE IV.
CONDITIONS PRECEDENT TO THE CLOSING

4.1           Conditions Precedent to Purchaser’s Obligations.  All obligations of Purchaser under this Agreement are, at Purchaser’s discretion, subject to the fulfillment or satisfaction, at the times indicated herein, of each of the following conditions precedent:

4.1.1           Representations and Warranties True as of the Closing Date.  The representations and warranties of Sellers contained in this Agreement shall have been true on the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

4.1.2           Compliance with this Agreement.  Sellers shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

4.1.3           No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

4.1.4           Satisfactory Inspection.  Prior to the Closing, Purchaser shall have received an inspection report satisfactory to it and its lenders regarding the condition of the Vessels, and the Vessels shall be in the same condition at the Closing as they were in at the time of such inspection, ordinary wear and tear excepted.

4.1.5           Financing.  At the Closing, Purchaser shall have received at least $31,100,000 of debt financing on terms satisfactory to Purchaser.

4.1.6           Governmental Approvals.  All material approvals, consents and waivers from any governmental entity required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

4.1.7           Sellers’ Deliveries.  Sellers shall have delivered to Purchaser at or prior to the Closing such bills of sale and assignments and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, including a Protocol of Delivery and Acceptance identifying the Vessels by official number, and specifying the date and time of transfer of ownership and risk of loss, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser good, marketable and recordable title in and to the Assets free and clear of all encumbrances.

4.2           Conditions Precedent to the Obligations of Seller.  All obligations of Sellers under this Agreement are, at Sellers’ discretion, subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

4.2.1           Representations and Warranties True as of the Closing Date.  The representations and warranties of Purchaser contained in this Agreement shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

4.2.2           Compliance with this Agreement.  Purchaser shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

4.2.3           Governmental Approvals.  All material approvals, consents and waivers from any governmental entity required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

4.2.4           Purchaser Deliveries.  Purchaser shall have delivered to Sellers (i) a stock certificate evidencing the shares comprising the Stock Consideration (which certificate shall be appropriately legended to restrict transfer thereof other than in accordance with applicable securities laws or exemptions therefrom and other restrictions applicable to Rand stockholders), (ii) a registration rights agreement in the form of Exhibit B hereto, (iii) the Note and (iv) a guaranty of the Note and Deferred Payments in the form attached as Exhibit C hereto.

ARTICLE V.
INDEMNIFICATION

5.1           General Indemnification Obligation of Seller.  From and after the Closing, Sellers, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its stockholders, directors, officers, agents, affiliates, successors and assigns (a “Purchaser Party”) against and in respect of:

(a)           any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred or suffered by any Purchaser Party (“Purchaser Party Loss”) that result from or arise out of:

(i)	any and all liabilities and obligations of Sellers, including liabilities and obligations arising out of the ownership or operation of the Assets prior to the Closing;

(ii)
any and all actions, suits, claims, or legal, administrative arbitration, governmental or other proceedings or investigations against any Purchaser Party that relate to the Assets if the principal event giving rise thereto occurred prior to the Closing;

(iii)
any breach or alleged breach of a VTA resulting from (a) the sale of the Vessels pursuant to this Agreement or (b) the entering into of, or transactions contemplated by, any Sub-Contracting Agreement (as defined below);

(iv)
each VTA but, in the case of a VTA which is either assigned to Purchaser or the subject of a Sub-Contracting Agreement, solely to the extent such Purchaser Party Loss relates to events which occurred on or prior to the date of such assignment or other than during the term of such Sub-Contracting Agreement, as applicable; or

(v)	any misrepresentations, breach of warranty or nonfulfillment of any agreement or covenant on the part of Sellers under this Agreement.

5.2           General Indemnification Obligation of Purchaser.  From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Sellers and their shareholders, directors, officers, agents, affiliates, successors and assigns (a “Seller Party”) against and in respect of:

(a)           any and all damages, losses, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred or suffered by any Seller Party (“Seller Party Loss”) that result from or arise out of:

(i)	any and all liabilities and obligations of Purchaser arising out of the ownership or operation of the Assets after the Closing;

(ii)
any and all actions, suits, claims, or legal, administrative arbitration, governmental or other proceedings or investigations against any Seller Party that relate to the Assets if the principal event giving rise thereto occurred after the Closing;

(iii)
each VTA which is either assigned to Purchaser or the subject of a Sub-Contracting Agreement, but solely to the extent such Seller Party Loss relates to events which occurred after the date of assignment or during the term of such Sub-Contacting Agreement, as applicable; or

(iv)	any misrepresentations, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement.

5.3           Defense of Claims.  If Purchaser seeks indemnity on behalf of a Purchaser Party or Sellers on behalf of a Seller Party (the “Indemnitee”) pursuant to this Article V, it shall give notice to all indemnifying parties (the “Indemnitor”), as soon as reasonably practical after the Indemnitee has received notice thereof, briefly describing the claim and providing a good faith estimate of the amount of the claim if it is successful.  Within ten (10) days of the date notice is given, the Indemnitor shall notify Indemnitee in writing that the Indemnitor acknowledges its liability for defense and indemnity; the Indemnitor denies all liability for indemnity or defense; or the Indemnitor denies liability for indemnity but is willing to provide a defense to the Indemnitee.  Defense of the claim shall be provided by counsel selected by the Indemnitee, in the exercise of reasonable discretion, unless the Indemnitor acknowledges full liability for indemnity and defense.  If the Indemnitor acknowledges its liability for defense and indemnity and provides reasonable evidence that the Indemnitor has the financial wherewithal to pay for both indemnity and defense, any such claim shall not be settled without the consent of the Indemnitor, which shall not be unreasonably withheld.  The parties to this Agreement shall cooperate with each other in the defense of any claim hereunder and shall make available to the party or parties defending the Claim such materials and assistance relating thereto as is reasonably requested from such person.

5.4           Survival.

5.4.1           General.

(a)           All covenants and agreements of Sellers contained in this Agreement and all related rights to indemnification shall survive the Closing until expiration of the applicable statute of limitations.  All representations and warranties of Sellers contained in this Agreement and all related rights to indemnification shall survive the Closing for a period of twelve (12) months; provided that those representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.8 and 3.1.10 shall survive until expiration of the applicable statute of limitations.

(b)           All representations, warranties, covenants and agreements of Purchaser contained in this Agreement and all related rights to indemnification shall survive the Closing until expiration of the applicable statute of limitations.

5.4.2           Survival of Representations and Warranties until Final Determination.  For each claim for indemnification hereunder regarding a representation or warranty that is made before the expiration of the survival period for indemnification with respect to such representation or warranty, such claim and associated right to indemnification will not terminate until the final determination and satisfaction of such claim.

5.5           Limitations.

5.5.1           Threshold.  The Purchaser Parties shall not be entitled to indemnification under Section 5.1 for breaches of Sellers’ representations and warranties set forth in Section 3.1 unless and until the aggregate amount of Purchaser Party Loss for all such beaches exceeds Fifty Thousand Dollars ($50,000), whereupon the Purchaser Parties shall be entitled to indemnification for all Purchaser Party Loss, including amounts comprising the initial Fifty Thousand Dollars ($50,000).

5.5.2           Offset Right.  The Purchaser shall be entitled to offset the amount of any Purchaser Party Loss for which a Purchaser Party is entitled to indemnification from and against, at Purchaser’s option (i) the Deferred Payments and/or (ii) any amounts payable pursuant to the Note.

5.5.3           No Punitive Damages for Direct Claims.  Any Purchaser Party or Seller Party bringing a direct claim against another party (other than a claim for indemnification as a result of or in connection with a third party claim brought against the party seeking indemnification) may not recover punitive damages against the indemnifying party.

5.6           Exclusive Remedies; Rights to Specific Performance.

5.6.1           With regard to any and all claims for monetary losses related to any breach or inaccuracy of the representations and warranties of this Agreement, the Indemnitee’s right to indemnification under this Article V shall be the Indemnitee’s exclusive remedy for any and all such claims (other than for claims for fraud or intentional misrepresentation) and the Indemnitee shall not be entitled to any other monetary remedy with regard thereto.

5.6.2           Notwithstanding the provisions of Section 5.6.1, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached.  Accordingly, a party shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by another party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity (subject to any specific limitations set forth in this Agreement).

ARTICLE VI.
POST-CLOSING MATTERS

6.1           Satisfaction of Conditions; Further Assurances.  Each party hereto shall use its commercially reasonable efforts to allow the parties hereto to seek satisfaction of the conditions precedent to the Closing.  Sellers, from time to time after the Closing, at Purchaser’s request, will execute, acknowledge and deliver to Purchaser such other instruments and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to more fully effectuate any assignment to, and assumption by, Purchaser pursuant Section 6.4 hereof.  Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

6.2           Names of Vessels; Registry of Vessels.  For as long as any amounts remain unpaid under Section 1.4.2(c) above, Purchaser agrees to retain the existing name of the barges, James L. Kuber and Lewis J. Kuber.  Purchaser shall keep the Vessels under American Registry so long as Purchaser is fulfilling transportation services under any VTA with Carmeuse Lime & Stone.

6.3           Audited Financial Statements.  Immediately following the Closing Date, Sellers shall cause their independent public accounting firm (the “Accounting Firm”) to commence an audit (the “Audit”) of such portion of KK Integrated Shipping, LLC’s (“KKIS”) financial statements for its fiscal years ended December 31, 2009 and 2008 and, to the extent requested by Purchaser, December 31, 2010, that represents the assets, liabilities, shareholder's equity, revenue, expenses, income and cash flows associated with KKIS's direct or indirect operation of the Vessels during such fiscal years (and such other information as may be required to enable Rand to comply with Item 9.01 of Exchange Act Form 8-K and any related regulations (“Securities Laws Filing Obligations”)) (such audited financial statements, the "Audited Statements"), and use their best efforts to ensure the completion of the Audit within sixty days after the Closing Date.  The Audited Statements will have been prepared in accordance with KKIS's and Sellers’ books and records and in accordance with generally accepted accounting principles in the United States.  All reasonable documented third party expenses incurred by Sellers or their affiliates in connection with the Audit, including reasonable documented fees of the Accounting Firm, shall be paid by Purchaser.  Sellers shall provide Purchaser with copies of the Audited Statements (as well as unaudited financial statements prepared on the same basis for such interim periods that may be required to enable Rand to comply with Securities Laws Filing Obligations) together with all related work papers, and any other information as may be required to enable Rand to comply with Securities Laws Filing Obligations, and generally provide Purchaser with reasonable access to the Accounting Firm and Audit process.  Sellers shall cause the Accounting Firm to provide any consents or reports as may be required to enable Purchaser to comply with Securities Laws Filing Obligations.  Purchaser shall not be permitted to use the Audited Statements (or unaudited interim financial statements) for any purpose and shall hold the Audited Statements (and unaudited interim financial statements) in confidence; provided, however, that Rand shall be permitted to include such Audited Statements (and unaudited interim financial statements and consents or reports of the Accounting Firm) in its Form 8-K and other filings with the Securities and Exchange Commission (“SEC”) if, after consultation with the SEC, it is determined by Rand that inclusion of such Audited Statements (and unaudited interim financial statement and consents and reports of the Accounting Firm) is required by applicable securities laws or rules and regulations of the SEC.  Sellers shall cooperate with and assist in any inquiries by Rand, Rand's independent public accounting firm or the SEC in connection with the Audited Statements and their inclusion in Rand’s Form 8-K and other filings with the SEC.

6.4           Assignment and Assumption of VTA’s.  Sellers shall use their commercially reasonable efforts following the Closing to obtain the consent of each counterparty to a VTA to the assignment of each such VTA to Purchaser.  Upon receipt of any such consent, the applicable VTA shall be assigned to Purchaser pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D.  At the Closing, Purchaser shall enter into a Sub-Contracting Agreement with respect to each VTA in the form attached hereto as Exhibit E (each a "Sub-Contracting Agreement").

6.5           Listing of Stock Consideration.  Purchaser shall cause Rand to use its commercially reasonable efforts to list the shares of Rand common stock comprising the Stock Consideration on the NASDAQ Capital Market as soon as reasonably practicable under the rules thereof.

6.6           Assignment and Assumption of Purchase Orders.  At the Closing, Sellers shall, and shall cause their affiliates to, assign to Purchaser each of the Purchase Orders and all of Sellers and such affiliates rights thereunder, and Purchaser shall assume all obligations of Sellers or their affiliates under such Purchase Orders, all pursuant to assignment and assumption documentation reasonably acceptable to the parties.

6.7           Covenant Not to Compete.   For the period of five (5) years from and after the Closing Date, neither Sellers nor any of their affiliates, principals or members shall engage, directly or indirectly, as an owner, operator, consultant, investor, lender or otherwise, in the business of providing commercial shipping services on the Great Lakes utilizing self unloading dry bulk vessels; provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly trade corporation shall be deemed to engage in the commercial shipping business solely by reason of such ownership.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.2 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE VII.
MISCELLANEOUS

7.1           Termination.

7.1.1           Causes.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time on or before the Closing Date only as follows:

(a)           by mutual consent of Sellers and Purchaser;

(b)           by Purchaser or Sellers if, in the case of Purchaser, there has been a material misrepresentation or breach of warranty of Sellers set forth herein (or any schedule delivered pursuant hereto), or, if in the case of Sellers, there has been a material misrepresentation or breach of warranty in any representation or warranty of Purchaser set forth herein.

(c)           by Sellers if any of the covenants or conditions set forth in Sections 4.2 have not been fulfilled by Purchaser as of the Closing Date, provided that such failure is not attributable to a breach of the terms hereof by Sellers.

(d)           by Purchaser if any of the covenants or conditions set forth in Sections 4.1 have not been fulfilled by Sellers as of the Closing Date, provided that such failure is not attributable to a breach of the terms hereof by Purchaser.

7.1.2           Effect of Termination.  In the event of the termination and abandonment hereof pursuant to the provisions of this Section 7.1, except for the obligations of the parties set forth in Sections 7.2, 7.4 and 7.6 to 7.14, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder in which event such other party shall be entitled to pursue such remedies for breach as permitted under applicable law.

7.2           Brokers’ and Finders’ Fees.

7.2.1           For Sellers.  Sellers represent and warrant to Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Sellers agree to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Sellers’ dealings, arrangements or agreements with any such person.

7.2.2           For Purchaser.  Purchaser represents and warrants to Sellers that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Sellers against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser’s dealings, arrangements or agreements with or any such person.

7.3           Sales, Transfer and Documentary Taxes, Etc.  Purchaser shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets and Purchaser shall indemnify, reimburse and hold harmless Sellers in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

7.4           Expenses.  Except as otherwise provided in this Agreement and hereunder, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

7.5           Assignment and Binding Effect.  This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser shall be permitted to assign its rights and obligations under this Agreement (i) to any of its affiliates or (ii) as a collateral assignment to any lender providing financing of the Purchase Price hereunder.

7.6           Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.  Any such written waiver shall not imply a waiver as to any other term, condition, circumstance or occasion nor estop any party from enforcing any term, condition, right or remedy not expressly so waived.  Failure of a party to insist upon adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or condition or any other term or condition of this Agreement.

7.7           Notices.  Any notice or communication under this Agreement shall be in writing and delivered (by hand, telecopy, telegraph, telex or courier) or deposited in the United States mail (first class, registered or certified), postage fully prepaid and addressed as stated below.  Notice by United States mail shall be deemed given on the 3rd day after its deposit.  Notice by telecopy, telegraph or telex shall be deemed given (i) on the day sent provided such notice is sent by 5:00 p.m. on such date, or (ii) on the succeeding day if sent after 5:00 p.m.  Notice by hand delivery or courier shall be deemed given on the first business day when such delivery is first attempted.  Either party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of ten (10) days notice thereof to the other party in the manner required by this paragraph.  This paragraph shall not prevent the giving of written notice in any other manner, but such notice shall be deemed effective only when and as of its actual receipt at the proper address and by the proper addressee.

To Sellers:

Reserve Holdings, LLC
501 4th Avenue
Menominee, MI  49858
Fax:  906-863-7302
Tel:  906-863-7811
Attn:  Thomas J. Kuber

With a copy to:

Godfrey & Kahn, S.C.
333 Main Street, Suite 600
Green Bay, WI  54301
Fax:  920-436-7988
Tel:  920-432-9300
Attn:  William J. Plummer, Esq.

To Purchaser:

Black Creek Shipping Company, Inc.
c/o Hyde Park Holdings LLC
500 Fifth Avenue, 50th Floor
New York, NY  10110
Fax:  212-644-3450
Tel:  212-644-6262
Attn: President

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Fax: 212-940-8776
Tel: 212-940-8800
Attn: Todd J. Emmerman, Esq.

7.8           Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

7.9           No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other parties certified to indemnity or defense, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

7.10           Headings, Gender and “Person”.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.  Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

7.11           Schedules.  All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

7.12           Jurisdiction; Waive of Jury Trial.  Sellers and Purchaser consent to the jurisdiction and venue of the state and federal courts located in Wilmington, Delaware, with respect to any legal action, in tort or contract, arising directly or indirectly from this Agreement or the relationship created hereby.  This provision shall not bar enforcement of a provisional, extraordinary, in-rem or post-judgment remedy in any court whose original jurisdiction is essential or exclusive as to that remedy, despite the above consent to jurisdiction.  SELLERS AND PURCHASER IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION , PROCEEDING OR COUNTER CLAIM (WHETHER BASED ON CONTRACT TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.13           Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

7.14           Severability.  In the event that any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be interpreted so as to comply with the ruling of such court and such holding shall in no way affect, invalidate, or render unenforceable any other provision hereof.

7.15           Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party prior to or after the Closing Date without the prior consent (which consent shall not be unreasonably withheld) of the other parties, except: (a) in any documents utilized in connection with Purchaser’s financing for the transactions contemplated herein; and (b) as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

7.16           Independent Obligations.  The obligations of Purchaser and Purchaser Parent hereunder and under any documents or instruments deliverable by either such party pursuant hereto, are, in each case, independent and several obligations of such party and not obligations of the other or of any other affiliate of such party whether or not such affiliate is a party to this Agreement.

7.17           Collection and Enforcement Expenses.  Purchaser Parent shall reimburse Sellers for all reasonable legal and other costs, expenses and fees incurred by Sellers in connection with collecting the Deferred Payments or enforcing Purchaser Parent's obligation to pay the Deferred Payments.

7.18           Subordination of Deferred Payments.  Purchaser Parent, for itself and its successors, covenants and agrees, and each holder of the Subordinated Indebtedness (as hereinafter defined), by such holder's acceptance thereof, likewise covenants and agrees, that the payment of the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner immediately hereinafter set forth, in right of payment to the prior payment in full in cash of all Senior Indebtedness (as hereinafter defined).  For all purposes hereof, a payment or distribution on account of the Subordinated Indebtedness may consist of cash, property or securities, by set-off or otherwise, and a payment or distribution on account of the Subordinated Indebtedness shall include, without limitation, any redemption, purchase or other acquisition of the Subordinated Indebtedness.  The subordination provisions herein set forth are made for the benefit of the holders of the Senior Indebtedness (the “Senior Creditors”), and such holders may proceed to enforce such provisions.

"Subordinated Indebtedness" means all the Deferred Payments and any amount owed in respect thereof in accordance with the terms of this Agreement.

"Senior Indebtedness" shall mean (i) all indebtedness, obligations and liabilities of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of the Purchaser or Purchaser Parent under, in connection with, or evidenced by, that certain Credit Agreement, dated as of the date hereof, between Purchaser, Purchaser Parent and General Electric Capital Corporation, as lender and agent (the "Agent") (as from time to time amended, modified, restated, refunded or replaced, the "Credit Agreement"), including, without limitation, all guaranteed principal, premium (if any), interest (including Post-Petition Interest, as hereafter defined), fees, costs, expenses and liabilities provided for therein and any renewals, extensions, modifications and refundings of such indebtedness and (ii) any indebtedness, obligations and liabilities of any and every kind and nature hereafter arising, contingent or otherwise, incurred by Purchaser or Purchaser Parent in replacement of, or in connection with a refinancing of, the indebtedness, obligations and liabilities under the Credit Agreement, whether or not held by the holders of the Credit Agreement in whole or in part; provided, however, that, prior to the Lapse Date (as defined below), the total principal amount of Senior Indebtedness to which the Subordinated Indebtedness shall be subordinated in accordance with this Section 7.18 shall not exceed $35,000,000.  "Post-Petition Interest" shall mean interest accruing in respect of Senior Indebtedness after the commencement of any bankruptcy, insolvency, receivership or similar proceedings by or against Purchaser or Purchaser Parent, at the rate applicable to such Senior Indebtedness pursuant to the Credit Agreement or other document governing the Senior Indebtedness, whether or not such interest is allowed as a claim enforceable against Purchaser or Purchaser Parent in a bankruptcy case under Title 11 of the United States Code, and any other interest that would have accrued but for the commencement of such proceedings.

(a)           Distribution on Dissolution, Liquidation and Reorganization.  Upon any distribution of assets of the Purchaser Parent, upon any foreclosure, dissolution, winding up or liquidation of the Purchaser Parent, whether voluntary or involuntary, or upon any reorganization, readjustment, arrangement or similar proceeding relating to the Purchaser Parent, or any of its property, and whether in bankruptcy, insolvency or receivership proceedings or otherwise, or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Purchaser Parent or otherwise or upon any exercise by the Senior Creditors of any of their rights and remedies under any document evidencing Senior Indebtedness,

(i)           the holders of all Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before the holder or holders of the Subordinated Indebtedness are entitled to receive any payment with respect to the Subordinated Indebtedness; and

(ii)           any payment or distribution of assets of the Purchaser Parent of any kind or character, whether in cash, property or securities or by set-off or otherwise, to which the holder or holders of the Subordinated Indebtedness would be entitled except for the provisions hereof (except for any distribution of securities which are subordinated ("Exchange Securities"), to at least the same extent as the Subordinated Indebtedness, to the payment of all Senior Indebtedness or securities issued in exchange for Senior Indebtedness then outstanding) shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Agent to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and, if any holder of Subordinated Indebtedness does not file a proper claim or proof of debt therefor prior to thirty (30) days before the expiration of the time to file such claim, then the Senior Creditors are hereby authorized and empowered to demand, sue for, collect and receive every such payment or distribution described herein.

(b)           Default Under Senior Indebtedness.  Unless the foregoing paragraph (a) shall be applicable: (x) prior to the Lapse Date, upon the occurrence and continuance of a Triggering Event (as hereafter defined) or (y) from and after the Lapse Date, upon the occurrence and continuance of an Event of Default, then (i) no payment or distribution of any assets of the Purchaser Parent of any kind or character, whether in cash, property or securities or by set-off or otherwise, shall be made by or on behalf of the Purchaser Parent on account of the Subordinated Indebtedness and (ii) no holder of Subordinated Indebtedness will take action to accelerate the Subordinated Indebtedness or commence, cause the commencement of, participate in or support any action or proceeding (whether at law or in equity) against the Purchaser Parent or any subsidiary to recover all or any part of the Subordinated Indebtedness or any action to commence or prosecute any bankruptcy or similar proceedings in respect of the Purchaser Parent or any subsidiary (unless the Agent shall have agreed in writing in advance to, and shall have joined in, such proceeding), until the date such Triggering Event or Event of Default, as applicable, shall have been cured or waived in writing or shall have ceased to exist and any acceleration of such Senior Indebtedness shall have been rescinded or annulled or such Senior Indebtedness shall have been paid in full in cash, after which (subject to the other provisions of this paragraph (b)) the Purchaser Parent shall resume making any and all required payments in respect of the Subordinated Indebtedness, including all accrued and unpaid payments.

The “Lapse Date” means the date which is the later of (i) the date as of which the obligations under the Note shall have been satisfied in full and (ii) the date as of which the indebtedness under the Credit Agreement is replaced or refinanced.

A “Triggering Event” means an event of default with respect to the Senior Indebtedness resulting from or arising out of (i) failure of the obligor thereunder to pay any principal, interest or other amounts when due and payable thereunder, (ii) the breach of any financial covenant applicable to the Senior Indebtedness or (iii) the commencement, whether voluntarily or involuntarily, of any bankruptcy proceeding with respect to Purchaser Parent or any of its subsidiaries, or of any event which constitutes, or after notice or lapse of time or both would constitute such an event of default, or if the making of any payment on account of the Subordinated Indebtedness would create such an event of default.

An “Event of Default” means any event of default with respect to the Senior Indebtedness or of any event which constitutes, or after notice or lapse of time or both would constitute such an event of default, or if the making of any payment on account of the Subordinated Indebtedness would create such an event of default.

(c)           Payment Remittance.  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Purchaser Parent, or any payment by or on behalf of the Purchaser Parent, of any kind or character, whether in cash, property or securities or by set-off or otherwise, prohibited by any of the foregoing paragraphs (a) or (b) shall be paid to or received by any holder of Subordinated Indebtedness, then and in such event such payment or distribution shall be held in trust for the benefit of the Senior Creditors and paid over and delivered forthwith to the Agent, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full in cash.

(d)           Subrogation.  If any amount payable in respect of the Subordinated Indebtedness is paid over to the Senior Creditors, then subject to the payment in full in cash of all Senior Indebtedness, the holder or holders of the Subordinated Indebtedness shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Purchaser Parent applicable to Senior Indebtedness until the principal of and interest on the Subordinated Indebtedness shall be paid in full and, for the purposes of such subrogation, no such payments or distributions to the Senior Creditors of cash, property or securities otherwise distributable to the holder or holders of the Subordinated Indebtedness shall, as between the Purchaser Parent, its creditors other than the holders of Senior Indebtedness, and the holder or holders of the Subordinated Indebtedness, be deemed to be a payment by the Purchaser Parent to or on account of Senior Indebtedness.

(e)           Delivery of Instruments; Notice from the Purchaser Parent.  If any holder of Subordinated Indebtedness does not file a proper claim or proof of debt in the form required in any proceeding referred to above prior to thirty (30) days before the expiration of the time to file such claim in such proceeding, then the holder of any such Senior Indebtedness shall be hereby irrevocably appointed the agent and attorney-in-fact (in its own name or in the name of any holder of any Subordinated Indebtedness or otherwise), but shall have no obligation, to execute, verify, deliver and file any such proofs of claim, consents, assignments or other instruments for or on behalf of such holder.

Each holder of the Subordinated Indebtedness agrees that, while it shall retain the right to vote its claim and otherwise act in any bankruptcy, insolvency or similar proceedings related to the Purchaser Parent (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), such holder will not take any acts or vote in any way so as to contest the enforceability of the subordination provisions set forth herein.

(f)           Notice of Certain Events.  The Purchaser Parent shall give prompt written notice to the holders of the Subordinated Indebtedness and the Senior Creditors of any dissolution, winding up, liquidation, reorganization, readjustment, arrangement or similar proceeding, assignment for the benefit of creditors, or any marshalling of assets and liabilities, in respect of the Purchaser Parent, and shall also give prompt written notice to each such person of any event or condition which, pursuant to the subordination provisions set forth herein, prevents payment by the Purchaser Parent on account of the Subordinated Indebtedness.

(g)           Reliance re Identification of Persons.  Upon any distribution of assets of the Purchaser Parent or payments by or on behalf of the Purchaser Parent referred to herein, the holders of the Subordinated Indebtedness shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in paragraph (a) hereof are pending and upon a certificate of the debtor in possession, bankruptcy trustee, liquidating trustee or agent or other Person making any distribution to the holders of the Subordinated Indebtedness for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Purchaser Parent, the amount thereof or payable thereon, and all other facts pertinent thereto.

(h)           Reliance on Subordination.  Each holder of the Subordinated Indebtedness by its acceptance hereof acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each Senior Creditor to acquire and continue to hold the Senior Indebtedness and such holder of the Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold such Senior Indebtedness and shall be deemed a third party beneficiary of such provisions.

(i)           Waiver and Consent.  Each holder of the Subordinated Indebtedness waives any and all notice of the acceptance of these provisions or of the creation, renewal, refinancing, replacement, extension or accrual, now or at any time in the future, of any Senior Indebtedness or of the reliance of the holders of the Senior Indebtedness on these provisions.  Each holder of the Subordinated Indebtedness acknowledges and agrees that (i) the subordination provisions set forth herein shall be specifically enforceable against such Persons by the holders of the Senior Indebtedness, and (ii) without notice to or further assent by it, the Senior Indebtedness may from time to time, in whole or in part, be renewed, replaced, refinanced, extended, increased, refunded or released by the holders thereof, as they may deem advisable, that the loan agreements and any other instruments or documents executed and delivered in connection therewith may be amended, modified, supplemented, replaced or terminated, that any collateral security for any such Senior Indebtedness may from time to time, in whole or in part, be exchanged, sold, or surrendered by the holders thereof, as they may deem advisable, and that such holders may take any other action they may deem necessary or appropriate in connection with the Senior Indebtedness, all without in any manner or to any extent impairing or affecting the obligations of the Purchaser Parent to the holders of the Subordinated Indebtedness.

(j)           Subordination Unaffected by Certain Events.  The rights set forth herein of the holders of the Senior Indebtedness as against each holder of the Subordinated Indebtedness shall remain in full force and effect without regard to, and shall not be impaired or affected by:

(i)           any act or failure to act on the part of the Purchaser Parent; or

(ii)           any extension or indulgence in respect of any payment or prepayment of the Senior Indebtedness or any part thereof or in respect of any other amount payable to any holder of the Senior Indebtedness; or

(iii)           any amendment, modification, replacement, refinancing or waiver of, or addition or supplement to, or deletion for, or compromise, release, consent or other action in respect of, any of the terms of any Senior Indebtedness or any other agreement which may be made relating to any Senior Indebtedness; or

(iv)           any exercise or nonexercise by any holder of Senior Indebtedness of any right, power, privilege or remedy under or in respect of such Senior Indebtedness or the Subordinated Indebtedness or any waiver of any such right, power, privilege or remedy or any default in respect of such Senior Indebtedness or the Subordinated Indebtedness, or any receipt by any holder of Senior Indebtedness of any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Indebtedness; or

(v)           any merger or consolidation of the Purchaser Parent or any of its subsidiaries into or with any of its subsidiaries or into or with any other Person, or any sale, lease or transfer of any or all of the assets of the Purchaser Parent or any of its subsidiaries to any other Person; or

(vi)           the absence of any notice to, or knowledge by, any holder of the Subordinated Indebtedness of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (v).

(k)           Reinstatement of Subordination.  The obligations of each holder of the Subordinated Indebtedness under the subordination provisions set forth herein shall continue to be effective, or be reinstated, as the case may be, as to any payment in respect of any Senior Indebtedness that is rescinded or must otherwise be returned by the holder of such Senior Indebtedness upon the occurrence or as a result of any proceeding, all as though such payment had not been made.

(L)           No Impairment.  It is understood that the provisions set forth herein are and are intended solely for the purpose of defining the relative rights of the holder or holders of the Subordinated Indebtedness, on the one hand, and the holders of Senior Indebtedness, on the other hand.  Nothing contained herein is intended to or shall impair, as between the Purchaser Parent, its creditors other than the holders of Senior Indebtedness, and the holder or holders of the Subordinated Indebtedness, the obligation of the Purchaser Parent, which is unconditional and absolute, to pay to the holder or holders of the Subordinated Indebtedness the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holder or holders of the Subordinated Indebtedness and creditors of the Purchaser Parent other than the holders of Senior Indebtedness.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

SELLERS: RESERVE HOLDINGS, LLC

By:	KK INTEGRATED SHIPPING, LLC its sole member

By:	/s/ Thomas J. Kuber
Thomas J. Kuber, Manager

BUCKEYE HOLDINGS, LLC

By:	KK INTEGRATED SHIPPING, LLC its sole member

By:	/s/ Thomas J. Kuber
Thomas J. Kuber, Manager

PURCHASER: BLACK CREEK SHIPPING COMPANY, INC.

By:	/s/ Joseph W. McHugh, Jr.
Name: Joseph W. McHugh, Jr. Title: Vice President

PURCHASER PARENT: BLACK CREEK SHIPPING HOLDING COMPANY, INC.

By:	/s/ Joseph W. McHugh, Jr.
Name: Joseph W. McHugh, Jr. Title: Vice President

GUARANTY

The undersigned hereby guaranties the performance of all covenants and obligations of the Purchaser contained in the foregoing Asset Purchase Agreement.  No act or thing need occur to establish the liability of the guarantor hereunder.  This is an absolute, unconditional and continuing guaranty and shall continue to be in full force and binding upon the guarantor regardless of revocation.  Guarantor will pay or reimburse Sellers for all costs, expenses and attorneys fees paid or incurred by Sellers in endeavoring to enforce this Guaranty.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty on the 11th day of February, 2011.

RAND LOGISTICS, INC.

By:	/s/ Joseph W. McHugh, Jr.
Title:	Vice President and Chief Financial Officer

GUARANTY

The undersigned hereby guaranties the performance of all covenants and obligations of Sellers contained in the foregoing Asset Purchase Agreement.  No act or thing need occur to establish the liability of the guarantor hereunder.  This is an absolute, unconditional and continuing guaranty and shall continue to be in full force and binding upon the guarantor regardless of revocation.  Guarantor will pay or reimburse Purchaser for all costs, expenses and attorneys fees paid or incurred by Purchaser in endeavoring to enforce this Guaranty.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty on the 11th day of February, 2011.

KK Integrated Shipping, LLC

By:	/s/ Thomas J. Kuber
Title:	Manager